Exhibit 11.01

                       ALLIANCE SEMICONDUCTOR CORPORATION

                    COMPUTATION OF NET INCOME (LOSS)PER SHARE
                          AND COMMON EQUIVALENT SHARES


                                                     Year Ended March 31,
                                                     1997       1996      1995
                                                   --------    -------   -------
                                                     (in thousands, except per
                                                             share data)

Net income (loss)                                  $(16,671)   $10,719   $23,891
                                                   ========    =======   =======

Weighted average number of common shares
    outstanding during the year                      38,653     37,900    30,611

Weighted-average common stock
    equivalents (calculated using the
    "treasury stock" method)
    representing  shares issuable
    upon  exercise  of  employee  stock
    options                                            --        2,733     3,948
                                                   --------    -------   -------
Weighted-average common shares and equivalents
                                                     38,653     40,633    34,559
                                                   ========    =======   =======
Net income (loss) per share                        $  (0.43)   $  0.26   $  0.69
                                                   ========    =======   =======